Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT FOURTH
QUARTER AND YEAR-END RESULTS
CUYAHOGA FALLS, Ohio, March 13, 2009 — Associated Materials (the “Company”) today announced results for the quarter and fiscal year ended January 3, 2009. Financial highlights are as follows:
•	Net sales for the quarter ended January 3, 2009 were $275.6 million, a 7.6% decrease from net sales of $298.3 million for the same period in 2007. For the 2008 fiscal year ended January 3, 2009, net sales were $1,134.0 million, or 5.8% lower than net sales of $1,204.1 million for the 2007 fiscal year ended December 29, 2007.
•	Net income for the fourth quarter of 2008 was $1.5 million compared to net income of $9.9 million for the same period in 2007. For the fiscal year ended January 3, 2009, net income was $21.2 million compared to net income of $39.7 million for the 2007 fiscal year.
•	Adjusted EBITDA was $15.7 million for the fourth quarter of 2008 compared to adjusted EBITDA of $28.1 million for the same period in 2007. For the fiscal year ended January 3, 2009, adjusted EBITDA was $86.9 million compared to adjusted EBITDA of $121.8 million for the 2007 fiscal year. A reconciliation of net income to adjusted EBITDA is included below.
Tom Chieffe, President and Chief Executive Officer, commented, “Our results for the quarter reflect the difficult conditions in both the housing market and the general economy, which we expect to continue throughout most of 2009. In response to this challenging environment, we continue to review our operations and overhead to aggressively reduce costs and improve cash flows. Despite the expected weakness in the near-term for the housing market, we continue to believe that the long-term fundamentals for our industry are favorable, and we expect to be positioned for strong growth once the market fundamentals improve.”
Earnings Conference Call
Management will host its fourth quarter earnings conference call on Friday, March 13th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 640-9765 and the conference call identification number is 23936538. A replay of the call will be available through March 20th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended January 3, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	January 3,	January 3,	January 3,	January 3,
	2009	2009	2009	2009

Net sales	$275,588	$—	$—	$275,588

Gross profit	64,658	—	—	64,658

Selling, general and administrative expense	53,137	—	—	53,137

Income from operations	11,521	—	—	11,521

Interest expense, net	6,931	12,139	—	19,070
Foreign currency loss	1,481	—	—	1,481

Income (loss) before income taxes	3,109	(12,139)	—	(9,030)

Income taxes	1,651	56,843	—	58,494

Income (loss) before equity income from subsidiaries	1,458	(68,982)	—	(67,524)
Equity income from subsidiaries	—	1,458	(1,458)	—

Net income (loss)	$1,458	$(67,524)	$(1,458)	$(67,524)

Other Data:
EBITDA (a)	$15,619
Adjusted EBITDA (a)	15,744

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended December 29, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 29,	December 29,	December 29,	December 29,
	2007	2007	2007	2007

Net sales	$298,338	$—	$—	$298,338

Gross profit	73,878	—	—	73,878

Selling, general and administrative expense	52,529	—	—	52,529

Income from operations	21,349	—	—	21,349

Interest expense, net	6,328	10,906	—	17,234
Foreign currency gains	(11)	—	—	(11)

Income (loss) before income taxes	15,032	(10,906)	—	4,126
Income taxes (benefit)	5,157	(7,662)	—	(2,505)

Income (loss) before equity income from subsidiaries	9,875	(3,244)	—	6,631
Equity income from subsidiaries	—	9,875	(9,875)	—

Net income	$9,875	$6,631	$(9,875)	$6,631

Other Data:
EBITDA (a)	$27,051
Adjusted EBITDA (a)	28,137

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
Fiscal Year Ended January 3, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	January 3,	January 3,	January 3,
	2009	2009	2009	2009

Net sales	$1,133,956	$—	$—	$1,133,956

Gross profit	274,849	—	—	274,849

Selling, general and administrative expense	212,025	—	—	212,025
Manufacturing restructuring costs	1,783	—	—	1,783

Income from operations	61,041	—	—	61,041

Interest expense, net	24,307	46,470	—	70,777
Foreign currency loss	1,809	—	—	1,809

Income (loss) before income taxes	34,925	(46,470)	—	(11,545)
Income taxes	13,689	43,909	—	57,598

Income (loss) before equity income from subsidiaries	21,236	(90,379)	—	(69,143)
Equity income from subsidiaries	—	21,236	(21,236)	—

Net income (loss)	$21,236	$(69,143)	$(21,236)	$(69,143)

Other Data:
EBITDA (a)	$81,930
Adjusted EBITDA (a)	86,876

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Fiscal Year Ended December 29, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	December 29,	December 29,	December 29,	December 29,
	2007	2007	2007	2007

Net sales	$1,204,056	$—	$—	$1,204,056

Gross profit	304,217	—	—	304,217

Selling, general and administrative expense	208,001	—	—	208,001

Income from operations	96,216	—	—	96,216

Interest expense, net	27,943	41,760	—	69,703
Foreign currency gain	(227)	—	—	(227)

Income (loss) before income taxes	68,500	(41,760)	—	26,740
Income taxes (benefit)	28,845	(17,859)	—	10,986

Income (loss) before equity income from subsidiaries	39,655	(23,901)	—	15,754
Equity income from subsidiaries	—	39,655	(39,655)	—

Net income	$39,655	$15,754	$(39,655)	$15,754

Other Data:
EBITDA (a)	$118,505
Adjusted EBITDA (a)	121,833

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s current credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
Net income	$1,458	$9,875	$21,236	$39,655
Interest expense, net	6,931	6,328	24,307	27,943
Income taxes	1,651	5,157	13,689	28,845
Depreciation and amortization	5,579	5,691	22,698	22,062

EBITDA	15,619	27,051	81,930	118,505
Separation costs (b)	—	—	—	699
Amortization of management fee (c)	125	125	500	500
Transaction costs (d)	—	—	—	1,168
Tax restructuring costs (e)	—	961	—	961
Manufacturing restructuring costs (f)	—	—	2,642	—
Loss upon disposal of assets other than by sale (g)	—	—	1,804	—

Adjusted EBITDA (h)	$15,744	$28,137	$86,876	$121,833

(b)	Represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company.

(c)	Represents amortization of a prepaid management fee of $6.0 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4.0 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(e)	Represents legal and accounting fees incurred in connection with a tax restructuring project to reduce the Company’s consolidated income tax obligations.

(f)	During the first quarter of 2008, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, the Company began transitioning to a distribution center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. For the fiscal year ended January 3, 2009, the amount represents asset impairment costs, inventory markdown costs, and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations.

(g)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. The amount recorded represents the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

(h)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under the Company’s current credit facility, excludes any adjustment for foreign currency (gain) loss.
Results of Operations
The fiscal year ended January 3, 2009 included 53 weeks of operations, with the additional week recorded in the fourth quarter of fiscal 2008. The additional week did not have a significant impact on the results of operations due to its timing and the seasonality of the business. The fiscal year ended December 29, 2007 included 52 weeks of operations.
Net sales decreased 7.6% to $275.6 million for the fourth quarter of 2008 compared to $298.3 million for the same period in 2007 primarily due to decreased unit volumes in vinyl siding, vinyl windows and metal products and a weakening in the Canadian dollar, partially offset by price increases implemented throughout 2008. During the fourth quarter of 2008 compared to the same period in 2007, vinyl siding unit volumes decreased by 16%, while vinyl window unit volumes decreased by 7%. Gross profit in the fourth quarter of 2008 was $64.7 million, or 23.5% of net sales, compared to gross profit of $73.9 million, or 24.8% of net sales, for the same period in 2007. The decrease in gross profit as a percentage of net sales was primarily a result of dilution driven by a high commodity cost composition of our product offering and related increased selling prices. Selling, general and administrative expense increased to $53.1 million, or 19.3% of net sales, for the fourth quarter of 2008 versus $52.5 million, or 17.6% of net sales, for the same period in 2007. Selling, general and administrative expense for the quarter ended December 29, 2007 includes $1.0 million of tax restructuring costs. Excluding these costs, the increase in selling, general and administrative expense of $1.6 million was primarily due to increased bad debt expense recorded during the fourth quarter of 2008 as a result of current economic conditions.
For the fiscal year ended January 3, 2009, net sales were $1,134.0 million, or 5.8% lower than net sales of $1,204.1 million for the 2007 fiscal year primarily due to decreased unit volumes, principally in vinyl siding and vinyl windows, partially offset by price increases implemented throughout 2008. For the fiscal year ended January 3, 2009 compared to the 2007 fiscal year, vinyl siding unit volumes decreased by 17%, while vinyl window unit volumes decreased by 6%. Gross profit for the fiscal ended January 3, 2009 was $274.8 million, or 24.2% of net sales, compared to gross profit of $304.2 million, or 25.3% of net sales, for the 2007 fiscal year. The decrease in gross profit as a percentage of net sales was primarily a result of reduced leverage of manufacturing costs due to lower sales volumes, partially offset by the impact of cost reduction initiatives. For the fiscal year ended January 3, 2009, selling, general and administrative expense increased to $212.0 million, or 18.7% of net sales, versus $208.0 million, or 17.3% of net sales, for the 2007 fiscal year. Selling, general and administrative expense for the fiscal year ended January 3, 2009 includes a loss upon the disposal of assets other than by sale of $1.8 million, while selling, general and administrative expense for the 2007 fiscal year includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer, $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target and $1.0 million of tax restructuring costs. Excluding these items, selling, general and administrative expense for the fiscal year ended January 3, 2009 increased $5.0 million compared to the 2007 fiscal year. The increase in selling, general and administrative expense was primarily due to increased bad debt expense and increased building and truck lease expenses in the Company’s supply center network, partially offset by decreases in EBITDA-based incentive compensation programs.

During the first quarter of 2008, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, the Company began transitioning to a distribution center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. The Company incurred expense of $1.8 million for the fiscal year ended January 3, 2009 associated with these restructuring efforts, which was comprised of asset impairment costs of $0.7 million, costs incurred to relocate manufacturing equipment of $0.7 million and costs associated with the transition of distribution operations of $0.4 million. Additionally, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold during the second quarter of 2008. The Company’s previously announced plans to completely discontinue using the warehouse facility adjacent to the Ennis manufacturing plant prior to the end of 2008 are expected to conclude during the second quarter of 2009. At this time, the Company expects inventory levels in the warehouse facility to be depleted in order to facilitate an efficient consolidation and the related lease costs associated with the discontinued use of the warehouse facility will be recorded as a final restructuring charge.
The consolidating financial information included herein for the quarters and fiscal years ended January 3, 2009 and December 29, 2007 includes the Company and its indirect parent company, AMH Holdings, LLC (“AMH”), which conducts all of its operating activities through the Company. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, and AMH’s equity income from its subsidiaries, AMH reported a consolidated net loss of $67.5 million for the quarter ended January 3, 2009 compared to net income of $6.6 million for the same period in 2007. For the fiscal year ended January 3, 2009, AMH’s consolidated net loss was $69.1 million compared to net income of $15.8 million for the 2007 fiscal year. AMH recorded a one-time deferred tax asset valuation allowance of $64.9 million during the fourth quarter of 2008, based on the uncertainty of the future recognition of deferred tax assets.

In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $86.7 million by January 3, 2009, are not guaranteed by either the Company or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II debt, including that of its consolidated subsidiaries, was $745.8 million as of January 3, 2009.
On October 3, 2008, the Company entered into a new asset-based credit facility with Wachovia Capital Markets, LLC and CIT Capital Securities LLC (the “ABL Facility”). The ABL Facility provides for a senior secured asset-based revolving credit facility of up to $225.0 million, comprising a $165.0 million U.S. facility and a $60.0 million Canadian facility, in each case subject to borrowing base availability under the applicable facility. The ABL Facility replaced the Company’s then-existing credit facility, which included a $61.0 million bank term loan and a $90.0 million revolving credit facility, including a $20.0 million Canadian subfacility. The initial draw on the new facility at closing was $65.9 million, which included repayment of the Company’s bank term loan of $61.0 million and $4.9 million of costs associated with the new ABL Facility. As of January 3, 2009, the Company had approximately $56.0 million outstanding under the ABL Facility and was in compliance with all applicable covenants.

Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $13 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.

Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building and remodeling industries, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence and spending, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, unanticipated warranty or product liability claims, increases in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. For further information, refer to our most recent Annual Report on Form 10-K (particularly the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and to any subsequent Quarterly Reports on Form 10-Q, all of which are on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Chief Financial Officer
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

	Quarter	Quarter	Fiscal year	Fiscal year
	Quarter	Quarter	Ended	Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
Vinyl windows	$98,086	$108,560	$380,260	$410,164
Vinyl siding products	58,070	64,313	254,563	285,303
Metal products	46,307	54,323	213,163	225,846
Third party manufactured products	54,147	52,531	210,633	205,445
Other products and services	18,978	18,611	75,337	77,298

	$275,588	$298,338	$1,133,956	$1,204,056

Selected Balance Sheet Data (in thousands)

	January 3, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$6,709	$—	$6,709
Accounts receivable, net	116,878	—	116,878
Inventories	141,170	—	141,170
Accounts payable	50,649	—	50,649
Accrued liabilities	58,320	—	58,320
Total debt	221,000	438,095	659,095

	December 29, 2007
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$21,603	$—	$21,603
Accounts receivable, net	138,653	—	138,653
Inventories	137,015	—	137,015
Accounts payable	80,082	—	80,082
Accrued liabilities	64,618	—	64,618
Total debt	226,000	392,677	618,677
Selected Cash Flow Data (in thousands)

	Fiscal Year	Fiscal Year
	Ended	Ended
	January 3,	December 29,
	2009	2007
Net cash provided by operating activities	$18,799	$71,351
Capital expenditures	11,498	12,393
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	8,311	8,018
Repayments under the Company’s term loan	5,000	45,000
Cash paid for interest	21,091	24,741
Cash paid for income taxes	16,860	22,594